PRESS RELEASE

              Dataram Contact:                   Investor Contact:

              Mark Maddocks,                     Joe Zappulla
              Vice President-Finance, CFO        Wall Street Consultants Corp.
              609-799-0071                       212-681-4100
              info@dataram.com                   JZappulla@WallStreetIR.com




DATARAM REPORTS FISCAL 2007 SECOND QUARTER FINANCIAL
RESULTS

Revenues and Order Rate Continue To Improve

Net Earnings Total $0.16 per Diluted Share

Board of Directors Declares Regular Quarterly $0.06 Per Share Dividend


PRINCETON, N.J. November 15, 2006 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal second quarter and six months ended October 31, 2006. Revenues for second quarter increased to $10.9 million from $9.3 million in the first quarter and $8.8 million in the fourth quarter of fiscal year 2006 and compares to $9.9 million for the second quarter of the prior fiscal year. Revenues for the first six months of the current fiscal year were $20.2 million versus $23.8 million for the comparable prior year period.

Net earnings for the second quarter totaled $1.4 million, or $0.16 per diluted share, which compares to net earnings of $352,000, or $0.04 per diluted share for the second quarter of the prior fiscal year. Net earnings for the first six months of the current fiscal year were $1.4 million, or $0.16 per diluted share, versus $1.3 million, or $0.15 per diluted share, for the comparable prior year period. Net earnings for the second quarter and six months of the current fiscal year included a payment of $2.3 million from a DRAM manufacturer related to a settlement agreement that the Company entered into in the quarter. The payment is recorded as other income in the Company's financial statements for the second fiscal quarter and six months ended October 31, 2006.

Second quarter highlights:

     Revenues increase 17 percent on a sequential quarterly basis

     Order rate improves to $10.5 million, or 8 percent, on a sequential quarterly basis

     Board of Directors declares regular quarterly dividend of $0.06 per share

Robert V. Tarantino, Dataram's chairman and CEO commented, "We continue to make progress with our strategy to expand our customer base of large corporate end-users and value-added resellers. Our revenue growth was led by growth in the compatible memory market, which this strategy addresses and grew by 30 percent on a sequential quarterly basis. Also, importantly, our overall order rate in the second quarter continued to improve and this marks the third consecutive increase in our level of incoming orders."
Gross margin during the second quarter averaged 24 percent, which compares to the first quarter level of 26 percent and compares to 30 percent in the second quarter of last fiscal year. Gross margin in both quarters of the current fiscal year is within what the Company considers its normal range. Second quarter and six month expenses of the current fiscal year include $117,000 and $251,000, respectively, of stock option expense compared to zero in the prior year comparable periods. The Company was required to commence expensing stock options at the beginning of the current fiscal year. Excluding stock option expense, selling, general and administrative costs for the second quarter were $2.3 million compared to $2.3 million in the first quarter and $2.5 million for the second quarter of last fiscal year. The Company's backlog at the end of the second quarter was $961,000.

Mr. Tarantino concluded, "Our financial condition is strong and we are highly liquid. Today, the Company's Board of Directors declared a quarterly dividend of $0.06 per common share. The dividend will be payable on December 13, 2006, to shareholders of record as of November 29, 2006."

As announced in a previously issued press release, Dataram will conduct a conference call today at 4:30 p.m. (EST) to present its second quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-732-6094, providing the following reservation number: 21309633. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through Vcall at www.vcall.com. A replay of the call will be available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 39 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.







Financial Tables Follow

DATARAM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGSS
(In thousands, except per share amounts)
(Unaudited)


                                Second Quarter Ended             Six Months
                                    October 31,                  October 31,
                                ____________________        _______________
                                  2006        2005            2006        2005

Revenues                       $10,902     $ 9,858         $20,207     $23,802

Costs and expenses:
  Cost of sales                  8,325       6,886          15,226      16,632
  Engineering and development      320         293             626         559
  Selling, general
    and administrative           2,265       2,282           4,572       4,775
  Stock option expense*            117           0             251           0
                               _______     _______         _______     _______
                                11,027       9,461          20,675      21,966
                               _______     _______         _______     _______

Earnings (loss)
  from operations                 (125)        397            (468)      1,836

Other income                     2,436         168           2,672         219
                               _______     _______         _______     _______

Earnings before income taxes     2,311         565           2,204       2,055

Income tax provision               865         213             828         771
                               _______     _______         _______     _______

Net earnings                   $ 1,446     $   352         $ 1,376     $ 1,284
                               =======     =======         =======     =======

Net earnings per share:
  Basic                        $  0.17     $  0.04         $  0.16     $  0.15
                               =======     =======         =======     =======
  Diluted                      $  0.16     $  0.04         $  0.16     $  0.15
                               =======     =======         =======     =======

Weighted average number
of shares outstanding:
  Basic                          8,576       8,441           8,411       8,441
                               =======     =======         =======     =======
  Diluted                        8,805       8,941           8,829       8,829
                               =======     =======         =======     =======

*Stock option expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.




DATARAM CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)




                                       October 31, 2006         April 30, 2006

ASSETS
Current assets
  Cash and cash equivalents               $   13,563               $   14,044
  Trade receivables, net                       5,582                    4,893
  Inventories                                  4,111                    2,189
  Deferred income taxes                        1,365                    1,365
  Note receivable                              1,537                    1,537
  Other current assets                           315                       80
                                          ___________________________________
    Total current assets                      26,473                   24,108

Deferred income taxes                            530                    1,176

Property and equipment, net                      891                      847

Other assets                                     105                      105
                                          ___________________________________

Total assets                              $   27,999               $   26,236
                                          ===================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                        $    2,979               $    2,057
  Accrued liabilities                            621                      653
                                          ___________________________________
    Total current liabilities                  3,600                    2,710



Stockholders' equity                          24,399                   23,526
                                          ___________________________________

Total liabilities and stockholders'
  equity                                  $   27,888               $   26,236
                                          ===================================